 EXHIBIT 99.1

 DARLING INTERNATIONAL INC. ANNOUNCES
THIRD QUARTER 2012 RESULTS

November 8, 2012 - IRVING, TEXAS - Darling International Inc. (NYSE: DAR) today reported net income of $37.2 million, or $0.31 per share, for the third quarter ended September 29, 2012. Net sales and results of operations for the third quarter as compared to the same period of the prior year are as follows:

For the third quarter of 2012, the company reported net sales of $452.7 million as compared to $455.9 million for the third quarter of 2011. The $3.2 million decrease in sales is primarily attributable to lower finished product selling prices in the rendering segment as a result of changes in supply and demand in both the domestic and export markets for commodity fats. The lower selling prices were partially offset by increased raw material volumes.

Net income for the third quarter of 2012 decreased to $37.2 million, or $0.31 per share, as compared to $41.1 million, or $0.35 per share, for the 2011 comparable period. The $3.9 million decrease in net income for the third quarter resulted primarily from lower finished product selling prices that were partially offset by increased raw material volumes.

Darling International Chairman and Chief Executive Officer Randall Stuewe stated, “Our third quarter operating performance remained solid, though fat and grease prices continued to be sluggish driven by a strong slaughter, increased supplies of corn oil, lagging export market and reduced biofuels demand. Our finished proteins experienced significant market volatility after lagging soybean meal most of the quarter before improving throughout most of the country with the exception of California due to the reduced Indonesian demand. The bakery segment contributed nicely with higher selling prices combined with improved volumes.”

For the nine months ended September 29, 2012, the company reported net sales of $1,276.5 million, as compared to $1,366.4 million for the 2011 comparable period. The $89.9 million decrease in sales resulted primarily from lower finished product pricing and decreased raw material volumes mostly realized in the first six months of the year.

For the nine months ended September 29, 2012, the company reported net income of $102.0 million, or $0.86 per share, as compared to $139.9 million, or $1.22 per share, for the 2011 comparable period. The $37.9 million decrease in net income for the nine months ended September 29, 2012 resulted primarily from lower finished product selling prices and decreased raw material volumes.

News Release November 08, 2012 Page 2

Darling International Inc. is the largest and only publicly traded provider of rendering and bakery waste recycling solutions to the nation's food industry. The company recycles beef, pork and poultry waste streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The company also recovers and converts used cooking oil and commercial bakery waste into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-diesel manufacturers around the world. In addition, the company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.

For additional information, visit the company's web site at http://www.darlingii.com.

Darling International will host a conference call to discuss the company's third quarter 2012 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, November 9, 2012.
To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789. Please refer to access code 10019676. Please call approximately ten minutes before the start of the call to ensure that you are connected.
The call will also be available as a live audio webcast that can be accessed on the company's website at http://www.darlingii.com/investors.aspx. Beginning one hour after its completion, a replay of the call can be accessed through November 16, 2012, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 10019676. The conference call will also be archived on the company's website.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including disturbances in world financial, credit, commodities and stock markets and climatic conditions; unanticipated changes in national and international regulations affecting the company's products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks, including future expenditure, relating to Darling's joint venture with Valero Energy Corporation to construct and complete a renewable diesel plant in Norco, Louisiana and possible difficulties completing and obtaining operational viability with the plant; risks relating to possible third party claims of intellectual property infringement; economic disruptions resulting from European debt crisis; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

News Release November 08, 2012 Page 3

Darling International Inc.
Consolidated Operating Results
For the Periods Ended September 29, 2012 and October 1, 2011
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
			$ Change			$ Change
	Sept 29,	Oct 1,	Favorable	Sept 29,	Oct 1,	Favorable
	2012	2011	(Unfavorable)	2012	2011	(Unfavorable)
Net Sales	$452,732	$455,875	$(3,143)	$1,276,514	$1,366,383	$(89,869)

Costs and expenses:
Cost of sales and operating expenses	$327,909	$326,882	$(1,027)	$918,516	$953,437	$34,921
Selling, general and administrative expenses	38,523	35,487	(3,036)	112,786	100,272	(12,514)
Depreciation and amortization	20,524	18,953	(1,571)	62,958	57,689	(5,269)
Total costs and expenses	386,956	381,322	(5,634)	1,094,260	1,111,398	17,138
Operating income	65,776	74,553	(8,777)	182,254	254,985	(72,731)

Other income/(expense):
Interest expense	(5,868)	(7,409)	1,541	(18,546)	(29,382)	10,836
Other, net	232	(833)	1,065	(106)	(2,293)	2,187
Total other income/(expense)	(5,636)	(8,242)	2,606	(18,652)	(31,675)	13,023

Equity in net loss of unconsolidated subsidiary	(833)	(170)	(663)	(1,725)	(1,344)	(381)

Income from operations before income taxes	59,307	66,141	(6,834)	161,877	221,966	(60,089)
Income taxes (expense)	(22,135)	(25,009)	2,874	(59,909)	(82,045)	22,136
Net income	$37,172	$41,132	$(3,960)	$101,968	$139,921	(37,953)

Basic income per share:	$0.32	$0.35	$(0.03)	$0.87	$1.23	$(0.36)
Diluted income per share:	$0.31	$0.35	$(0.04)	$0.86	$1.22	$(0.36)

For More Information, contact:

Melissa A. Gaither, Director of Investor Relations or Brad Phillips, Treasurer	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: 972-717-0300